Exhibit 99.2

PART I. FINANCIAL INFORMATION

Item 1. Financial Statements

SEASPINE HOLDINGS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Total revenue, net	$ 67,147	$ 46,445	$ 174,158	$ 135,862
Cost of goods sold	26,637	18,289	66,140	51,137
Gross profit	40,510	28,156	108,018	84,725
Operating expenses:
Selling and marketing	32,983	27,578	95,518	76,413
General and administrative	14,767	11,642	37,898	32,055
Research and development	6,596	6,262	18,095	15,618
Intangible amortization	856	942	2,568	2,577
Total operating expenses	55,202	46,424	154,079	126,663
Operating loss	(14,692)	(18,268)	(46,061)	(41,938)
Other (expense) income, net	(419)	(231)	(976)	5,689
Loss before income taxes	(15,111)	(18,499)	(47,037)	(36,249)
Provision (benefit) for income taxes	389	(872)	(986)	(689)
Net loss	$ (15,500)	$ (17,627)	$ (46,051)	$ (35,560)
Net loss per share, basic and diluted	$ (0.42)	$ (0.48)	$ (1.25)	$ (1.09)
Weighted average shares used to compute basic and diluted net loss per share	37,044	36,419	36,833	32,638

The accompanying notes are an integral part of these condensed consolidated financial statements.

SEASPINE HOLDINGS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(Unaudited)

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net loss	$ (15,500)	$ (17,627)	$ (46,051)	$ (35,560)
Other comprehensive income (loss)
Foreign currency translation adjustments	(493)	(170)	(1,135)	(425)
Comprehensive loss	$ (15,993)	$ (17,797)	$ (47,186)	(35,985)

The accompanying notes are an integral part of these condensed consolidated financial statements.

SEASPINE HOLDINGS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except par value data)

	September 30, 2022	December 31, 2021

ASSETS
Current assets:
Cash and cash equivalents	$ 46,763	$ 83,106
Trade accounts receivable, net of allowances of $166 and $74	38,969	36,231
Inventories	83,993	72,299
Prepaid expenses and other current assets	5,141	4,328
Total current assets	174,866	195,964
Property, plant and equipment, net	56,360	46,892
Right of use assets	16,347	6,948
Intangible assets, net	36,532	42,056
Goodwill	84,595	84,595
Long-term trade receivable	4,568	—
Other assets	856	812
Total assets	$ 374,124	$ 377,267
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable, trade	17,778	20,301
Accrued compensation	9,578	8,769
Accrued commissions	12,457	9,877
Short-term lease liability	2,412	2,234
Deferred revenue	2,137	1,545
Other accrued expenses and current liabilities	10,685	10,255
Total current liabilities	55,047	52,981
Long-term borrowings under credit facility	25,812	—
Long-term lease liability	15,124	5,866
Deferred tax liability, net	3,182	4,308
Other liabilities	500	1,748
Total liabilities	99,665	64,903

Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value; 15,000 authorized; no shares issued and outstanding at September 30, 2022 and December 31, 2021	—	—
Common stock, $0.01 par value; 120,000 authorized; 37,197 and 36,584 shares issued and outstanding at September 30, 2022 and December 31, 2021, respectively	372	366
Additional paid-in capital	593,306	584,031
Accumulated other comprehensive income	435	1,570
Accumulated deficit	(319,654)	(273,603)
Total stockholders' equity	274,459	312,364
Total liabilities and stockholders' equity	$ 374,124	$ 377,267

The accompanying notes are an integral part of these condensed consolidated financial statements.

SEASPINE HOLDINGS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Nine Months Ended September 30,
	2022	2021
OPERATING ACTIVITIES:
Net loss	$ (46,051)	$ (35,560)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	12,838	10,280
Instrument replacement expense	4,549	2,665
Provision for excess and obsolete inventories	3,649	3,891
Deferred income tax benefit	(1,089)	—
Stock-based compensation	10,172	8,791
Gain on forgiveness of Paycheck Protection Program Loan	—	(6,173)
Other	112	429
Changes in assets and liabilities, net of the effects from acquisition:
Accounts receivable	(3,520)	(753)
Inventories	(13,647)	(17,995)
Prepaid expenses and other current assets	(830)	248
Long-term trade receivable	(4,568)	—
Other non-current assets	(133)	220
Accounts payable	1,432	9,729
Accrued commissions	2,577	1,053
Other accrued expenses and current liabilities	886	1,405
Other non-current liabilities	(563)	(607)
Net cash used in operating activities	(34,186)	(22,377)
INVESTING ACTIVITIES:
Purchases of property and equipment	(25,043)	(16,894)
Additions to technology assets	(700)	(1,161)
Acquisitions	—	(28,331)
Net cash used in investing activities	(25,743)	(46,386)
FINANCING ACTIVITIES:
Borrowings under credit facility	25,000	20,000
Repayments of credit facility	—	(20,000)
Debt issuance costs	—	(45)
Proceeds from issuance of common stock- employee stock purchase plan	964	1,016
Proceeds from exercise of stock options	31	1,996
Proceeds from issuance of common stock, net of offering costs	—	94,531
Repurchases of common stock for income tax withheld upon vesting of restricted stock awards and restricted stock units	(1,888)	(2,781)
Payment of contingent royalty consideration liabilities in connection with acquisition of business	(39)	(33)
Net cash provided by financing activities	24,068	94,684
Effect of exchange rate changes on cash and cash equivalents	(482)	(301)
Net change in cash and cash equivalents	(36,343)	25,620
Cash and cash equivalents at beginning of period	83,106	76,813
Cash and cash equivalents at end of period	$ 46,763	$ 102,433
Supplemental cash flow information:
Interest paid	$ 114	$ 253

Income taxes paid	$ 130	$ 148
Non-cash investing activities:
Purchases of property and equipment in liabilities	$ 3,507	$ 4,648
Intangible assets payments in liabilities	$ —	$ 200
Non-cash financing activities:
Issuance of common stock - Acquisition	$ —	$ 61,048
Exchangeable shares - Acquisition	$ —	$ 26,505

The accompanying notes are an integral part of these condensed consolidated financial statements.

SEASPINE HOLDINGS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF EQUITY

(Unaudited)

(In thousands)

	Common Stock		Additional	Accumulated Other		Total
	Number of		Paid-In	Comprehensive	Accumulated	Stockholders'
	Shares	Amount	Capital	Income (Loss)	Deficit	Equity
Balance December 31, 2021	36,584	$ 366	$ 584,031	$ 1,570	$ (273,603)	$ 312,364
Net loss	—	—	—	—	(16,604)	(16,604)
Foreign currency translation adjustment	—	—	—	(175)	—	(175)
Issuance of common stock- Exchangeable Shares	50	1	(1)	—	—	—
Restricted stock issued	155	1	—	—	—	1
Issuance of common stock - exercise of stock options	—	—	3	—	—	3
Repurchases of common stock for income tax withheld upon vesting of restricted stock awards and restricted stock units	—	—	(1,587)	—	—	(1,587)
Stock-based compensation	—	—	2,819	—	—	2,819
Balance March 31, 2022	36,789	368	585,265	1,395	(290,207)	296,821
Net loss	—	—	—	—	(13,947)	(13,947)
Foreign currency translation adjustment	—	—	—	(467)	—	(467)
Restricted stock issued	192	2	(1)	—	—	1
Issuance of common stock under employee stock purchase plan	201	2	962	—	—	964
Issuance of common stock- exercise of stock options	3	—	28	—	—	28
Repurchases of common stock for income tax withheld upon vesting of restricted stock awards and restricted stock units	—	—	(274)	—	—	(274)
Stock-based compensation	—	—	3,701	—	—	3,701
Balance June 30, 2022	37,185	372	589,681	928	(304,154)	286,827
Net loss	—	—	—	—	(15,500)	(15,500)
Foreign currency translation adjustment	—	—	—	(493)	—	(493)
Restricted stock issued	12	—	—	—	—	—
Repurchases of common stock for income tax withheld upon vesting of restricted stock awards and restricted stock units	—	—	(27)	—	—	(27)
Stock-based compensation	—	—	3,652	—	—	3,652
Balance September 30, 2022	37,197	372	593,306	435	(319,654)	274,459

	Common Stock		Additional	Accumulated Other		Total
	Number of		Paid-In	Comprehensive	Accumulated	Stockholders'
	Shares	Amount	Capital	Income	Deficit	Equity
Balance December 31, 2020	27,729	$ 277	$ 388,574	$ 2,124	$ (219,257)	$ 171,718
Net loss	—	—	—	—	(12,720)	(12,720)
Foreign currency translation adjustment	—	—	—	(357)	—	(357)
Restricted stock issued	175	2	—	—	—	2
Issuance of common stock - exercise of stock options	44	—	496	—	—	496
Repurchases of common stock for income tax withheld upon vesting of restricted stock awards and restricted stock units	—	—	(2,418)	—	—	(2,418)
Stock-based compensation	—	—	2,546	—	—	2,546
Balance March 31, 2021	27,948	279	389,198	1,767	(231,977)	159,267
Net loss	—	—	—	—	(5,213)	(5,213)
Foreign currency translation adjustment	—	—	—	102	—	102
Restricted stock issued	71	1	(1)	—	—	—
Issuance of common stock under employee stock purchase plan	109	1	1,015	—	—	1,016
Issuance of common stock- Public Offering	5,175	52	94,479	—	—	94,531
Issuance of common stock- Acquisition	2,991	30	61,018	—	—	61,048
Issuance of common stock- Exchangeable Shares	—	—	26,505	—	—	26,505
Issuance of common stock- exercise of stock options	81	1	1,106	—	—	1,107
Repurchases of common stock for income tax withheld upon vesting of restricted stock awards and restricted stock units	—	—	(126)	—	—	(126)
Stock-based compensation	—	—	3,096	—	—	3,096
Balance June 30, 2021	36,375	364	576,290	1,869	(237,190)	341,333
Net loss	—	—	—	—	(17,627)	(17,627)
Foreign currency translation adjustment	—	—	—	(170)	—	(170)
Restricted stock issued	22	—	—	—	—	—
Issuance of common stock- exercise of stock options	30	—	393	—	—	393
Repurchases of common stock for income tax withheld upon vesting of restricted stock awards and restricted stock units	—	—	(237)	—	—	(237)
Stock-based compensation	—	—	3,149	—	—	3,149
Balance September 30, 2021	36,427	364	579,595	1,699	(254,817)	326,841

The accompanying notes are an integral part of these condensed consolidated financial statements.

SEASPINE HOLDINGS CORPORATION

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS AND BASIS OF PRESENTATION

Business

SeaSpine Holdings Corporation was incorporated in Delaware on February 12, 2015. Unless the context indicates otherwise, references to "SeaSpine" or the "Company" refer to SeaSpine Holdings Corporation and its wholly-owned subsidiaries.

SeaSpine is a global medical technology company focused on the design, development, and commercialization of surgical solutions for the treatment of patients suffering from spinal disorders. SeaSpine’s complete procedural solutions feature its FLASH™ Navigation, a system designed to improve accuracy of screw placement and provide a cost-effective, rapid, radiation-free solution to surgical navigation, and a comprehensive portfolio of spinal implants and orthobiologics to meet the varying combinations of products that neurosurgeons and orthopedic spine surgeons need to facilitate spinal fusion in degenerative, minimally invasive surgery (MIS), and complex spinal deformity procedures on the lumbar, thoracic and cervical spine.

Basis of Presentation and Principles of Consolidation

The Company prepared the unaudited interim condensed consolidated financial statements included in this report in accordance with accounting principles generally accepted in the U.S. (GAAP) for interim financial information and the rules and regulations of the Securities and Exchange Commission (SEC) related to quarterly reports on Form 10-Q.

The Company’s financial statements are presented on a consolidated basis. The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation. The unaudited interim condensed consolidated financial statements do not include all information and disclosures required by GAAP for annual audited financial statements and should be read with the Company’s consolidated financial statements and notes thereto for the year ended December 31, 2021 included in the Company’s Annual Report on Form 10-K filed with the SEC. In the opinion of management, the unaudited interim condensed consolidated financial statements included in this report have been prepared on the same basis as the Company's audited consolidated financial statements and include all adjustments (consisting only of normal recurring adjustments) necessary for a fair statement of the financial position, results of operations, cash flows, and statement of equity for periods presented. The results for the three and nine months ended September 30, 2022 are not necessarily indicative of the results expected for the full year. The condensed consolidated balance sheet as of December 31, 2021 was derived from the audited consolidated balance sheet for the year ended December 31, 2021. Certain prior year amounts have been reclassified for consistency with the current year presentation. These reclassifications had no effect on the reported results of operations.

Prior period revisions

During the third quarter of 2021, the Company made a revision related to the functional currency of its recently acquired Canadian company, 7D Surgical Inc., a corporation incorporated under the laws of the Province of Ontario (7D Surgical). Prior to July 1, 2021, the functional currency for 7D Surgical was the Canadian dollar. The Company reassessed the functional currency and determined that the functional currency is the U.S. dollar based on management's analysis of the primary economic environment in which 7D Surgical operates. The Company revised the presentation of the unaudited statements for the prior quarter ending June 30, 2021 to reflect this determination and revised such prior period information presented in this filing.

The Company assessed the materiality of the error, both quantitatively and qualitatively, in accordance with the SEC’s Staff Accounting Bulletin No. 99, and concluded that the error was not material to any of its previously reported unaudited financial statements based upon qualitative aspects of the error. However, in order to correctly present other comprehensive income, previously issued unaudited financial statements have been revised and are presented “As Revised” in the tables below.

The $3.2 million adjustment noted in the tables below reflects the change in foreign currency fluctuations.

	Three Months Ended			Six Months Ended
	June 30, 2021			June 30, 2021
	As Reported	Adjustment	As Revised	As Reported	Adjustment	As Revised
	(In thousands)
Condensed Consolidated Statements of Comprehensive Loss:
Foreign currency translation adjustments	$ (3,070)	$ 3,172	$ 102	$ (3,427)	$ 3,172	$ (255)
Comprehensive loss	(8,283)	3,172	(5,111)	(21,360)	3,172	(18,188)

	As of June 30, 2021
	As Reported	Adjustment	As Revised
Condensed Consolidated Statements of Equity:
Accumulated other comprehensive (loss) income	$ (1,303)	$ 3,172	$ 1,869
Foreign currency translation adjustments	(3,070)	3,172	102
Total stockholders' equity	338,161	3,172	341,333

Condensed Consolidated Balance Sheet:
Intangible assets, net	$ 57,015	$ 1,203	$ 58,218
Goodwill	73,845	1,983	75,828
Other assets	389	(14)	375
Total assets	397,212	3,172	400,384

Accumulated other comprehensive (loss) income	$ (1,303)	$ 3,172	$ 1,869
Total stockholders' equity	338,161	3,172	341,333

Concentration of Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash, which is held at major financial institutions, and trade receivables.

The Company’s products are sold on an uncollateralized basis and on credit terms based upon a credit risk assessment of each customer. A portion of the Company’s trade receivables to customers outside the United States includes sales to foreign stocking distributors, who then sell to government owned or supported healthcare systems. The ongoing economic conditions in certain European countries, especially Greece, Ireland, Italy, Portugal and Spain remain uncertain.

2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Going Concern

The Company has not achieved profitable operations, nor is there assurance that profitable operations will ever be achieved, and, if achieved, could be sustained on a continuing basis. As of September 30, 2022, the Company had cash and cash equivalents totaling approximately $46.8 million and $0.6 million of borrowing capacity available under its credit facility. The Company incurred net losses in each year since inception. Its net losses were $46.1 million and $35.6 million for the nine months ended September 30, 2022 and 2021, respectively. As of September 30, 2022, the Company had an accumulated deficit of $319.7 million. The Company anticipates that its expenses will increase as it continues to invest in the expansion of its business, primarily in sales, marketing and research and development, and invests in inventory, spinal implant set builds and instrument capital expenditures. In addition, the Company is subject to a number of risks similar to other medical device companies, including, but not limited to, risks related to maintaining high levels of inventory, raising additional capital, and the successful discovery, development, and commercialization of products. These circumstances raise substantial doubt about the Company’s ability to continue as a going concern and, based on its operating plans and current liquidity resources, it does not believe that it has sufficient resources to fund operations and meet its contractual obligations for the 12 months following the issuance date of these consolidated financial statements. These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty and assumes that the Company will continue as a going concern through the realization of assets and satisfaction of liabilities and commitments in the ordinary course of business.

Subsequent to the quarter end, the Company entered into an agreement and plan of merger with Orthofix Medical Inc., a Delaware corporation (“Orthofix”), which contemplates a merger of equals in an all stock transaction. See Note 12. Subsequent Events for further discussion. There is no assurance that the proposed merger with Orthofix will be consummated. If the merger is not consummated, the Company could be forced to raise funds through an equity or debt offering, delay, reduce or eliminate some or all of its projected inventory and capital expenditures spend, research and development programs or commercialization activities, which could materially adversely affect its business prospects and its ability to continue operations.

COVID-19; Ukraine Conflict

The full extent to which the COVID-19 pandemic or the ongoing conflict in Ukraine will directly or indirectly impact the Company's business, results of operations and financial condition, including revenues, expenses, manufacturing, research and development costs and employee-related compensation, will depend on future developments that are highly uncertain, including, with respect to COVID-19, as a result of variants of the virus that causes COVID-19 or other information that may emerge concerning COVID-19 and the actions taken to contain or treat COVID-19, and with respect to the ongoing conflict in Ukraine, the impact thereof on the supply chain for titanium, which is used in certain of our products, as well as the broader macroeconomic impact arising from both COVID-19 and the conflict on local, regional, national and international customers and markets.

Below is a summary of certain of the Company's significant accounting policies. For a comprehensive description of the Company's accounting policies, refer to the Annual Report on Form 10-K for the year ended December 31, 2021.

Use of Estimates

Preparing consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities, and the reported amounts of revenues and expenses. Significant estimates affecting amounts reported or disclosed in the consolidated financial statements include allowances for doubtful accounts receivable and sales returns and other credits, net realizable value of inventories, discount rates and estimated projected cash flows used to value and test impairments of goodwill, identifiable intangible and long-lived assets, fair value estimates related to business combinations, assumptions related to the timing and probability of product launch dates, discount rates matched to the estimated timing of payments, probability of success rates and discount adjustments on the related cash flows for contingent considerations in business combinations, depreciation and amortization periods for identifiable intangible and long-lived assets, computation of taxes, valuation allowances recorded against deferred tax assets, the valuation of stock-based compensation and loss contingencies. These estimates are based on historical experience and on various other assumptions believed to be reasonable under the current circumstances. Actual results could differ from these estimates.

Recently Adopted Accounting Standards

In June 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU or Update) No. 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which requires credit losses on most financial assets measured at amortized cost, including trade receivables, and certain other instruments to be measured using an expected credit loss model, referred to as the current expected credit loss (CECL) model. Under this model, entities will estimate credit losses over the entire contractual term of the instrument. The FASB subsequently issued other related ASUs that amend ASU No. 2016-13 to provide clarification and additional guidance. The new standard was effective for the Company beginning January 1, 2022 and primarily impacted trade accounts receivable. The amendments in this update were adopted using a modified retrospective transition method as of January 1, 2022, which had no cumulative impact to retained earnings. The adoption of this new standard had no material impact on the Company's consolidated financial statements. The Company's concentrations of credit risks are limited due to the large number of customers and their dispersion across a number of geographic areas. Substantially all of the Company's trade receivables are concentrated in the public and private hospital and healthcare industry in the U.S. and internationally or with distributors who operate in international markets. The Company's historical credit losses have not been significant due to this dispersion and the financial stability of the Company's customers. The Company considers credit losses immaterial to its business and, therefore, has not provided all the disclosures otherwise required by the standard. The Company updated its accounting policy disclosure for accounts receivable as follows:

Trade accounts receivable in the accompanying consolidated balance sheets are presented net of allowances for doubtful accounts for expected credit losses and sales returns and other credits. The Company grants credit to customers in the normal course of business, but generally does not require collateral or any other security to support its receivables.

The Company evaluates the collectability of accounts receivable based on a combination of factors. In circumstances where a specific customer is unable to meet its financial obligations to the Company, a provision to the allowances for doubtful accounts for expected credit losses is recorded to reduce the net recognized receivable to the amount that is reasonably expected to be collected. For all other customers, a provision to the allowances for doubtful accounts for expected credit losses is recorded based on factors including the length of time the receivables are past due, the current business environment, the geographic market and the Company’s historical experience. Provisions to the allowances for doubtful accounts for expected credit losses are recorded to general and administrative expenses. Account balances are charged off against the allowance when it is probable that the receivable will not be recovered. The allowance for doubtful accounts for expected credit losses was $166 thousand and $74 thousand as of September 30, 2022 and December 31, 2021, respectively.

In January 2017, the FASB issued Update No. 2017-04, Simplifying the Test for Goodwill Impairment (ASU 2017-04). ASU 2017-04 simplifies the accounting for goodwill impairment by removing Step 2 of the goodwill impairment test, which requires a hypothetical purchase price allocation. ASU 2017-04 was effective for the Company beginning January 1, 2022 and was applied on a prospective basis. The adoption of ASU 2017-04 had no material impact on its consolidated financial statements.

In May 2021, the FASB issued Update No. 2021-04, Earnings Per Share (Topic 260), Debt-Modifications and Extinguishments (Subtopic 470-50), Compensation-Stock Compensation (Topic 718), and Derivatives and Hedging-Contracts in Entity's Own Equity (Subtopic 815-40) Issuer's Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options. This Update addresses issuer's accounting for certain modifications or exchanges of freestanding equity-classified written call options. The new standard was effective for the Company beginning January 1, 2022. The adoption of this new standard had no material impact on its consolidated financial statements.

In July 2021, the FASB issued Update No. 2021-05, Leases (Topic 842): Lessors—Certain Leases with Variable Lease Payments. Under this standard, lessors will classify leases with variable payments that do not depend on an index or rate as operating leases if a different classification would result in a commencement date selling loss. The new standard was effective for the Company beginning January 1, 2022 and early adoption is permitted. The adoption of this new standard had no material impact on its consolidated financial statements.

Net Loss Per Share

The Company follows the two-class method when computing net loss per share. Because the Company's board of directors has discretion in declaring/issuing dividends on the Company's common stock, these dividend rights meet the definition for participating securities. Basic and diluted net loss per share was calculated using the weighted-average number of shares of common stock outstanding during the period. The weighted average number of shares used to compute diluted net loss per share excludes any assumed issuance of common stock upon exercise of stock options, any assumed issuance of common stock under restricted stock awards or units, and any assumed issuances under the Company's employee stock purchase plan, because the effect, in each case, would be antidilutive. Common stock equivalents, including the Exchangeable Shares (as defined below), of 7.3 million and 6.5 million shares for each of the three and nine months ended September 30, 2022 and 2021, respectively, were excluded from the calculation because of their antidilutive effect.

3. DEBT AND INTEREST

Credit Agreement

In December 2015, the Company entered into a credit facility with Wells Fargo Bank, N.A. (as amended, the Credit Facility). On July 15, 2022, the Company entered into an amendment to the Credit Facility which, among other things, extends the maturity date from July 27, 2022 to July 27, 2025, and changes the monthly interest rate from an interest rate based on LIBOR and a three-level grid based on the prior month’s excess availability to an interest rate based on Term SOFR plus 2.65% (the transition from LIBOR to Term SOFR was intended to be value neutral). The Credit Facility provides an asset-backed revolving line of credit of up to $30.0 million. In addition, under the Credit Facility, at any time prior to July 15, 2025, the Company may increase the $30.0 million borrowing limit by up to an additional $10.0 million, subject to the Company having sufficient amounts of eligible accounts receivable and inventory and to customary conditions precedent, including obtaining the commitment of lenders to provide such additional amount. The Company paid to Wells Fargo a $150,000 closing fee in connection with parties entering into the amendment. In connection with entering into the Credit Facility, the Company was required to become a guarantor and to provide a security interest in substantially all its assets for the benefit of the counterparty.

As of September 30, 2022, there was $25.8 million outstanding under the Credit Facility. There were no amounts outstanding at December 31, 2021. As of September 30, 2022, the effective interest rate on the amounts borrowed was 4.78%. At September 30, 2022, the Company had $0.6 million of current borrowing capacity under the Credit Facility before the requirement to maintain the minimum fixed charge coverage ratio as discussed below. Debt issuance costs and legal fees related to the amendment of the Credit Facility totaling $0.3 million were recorded as a deferred asset and are being amortized ratably over the term of the arrangement.

Borrowings under the amended Credit Facility accrue interest at the rate then applicable to base rate loans (as customarily defined), unless and until converted into SOFR rate loans (as customarily defined) in accordance with the Credit Facility. Borrowings bear interest at a floating annual rate equal to (a) base rate plus 1.50 percentage points for base rate loans and (b) SOFR rate plus 2.65 percentage points for SOFR rate loans. The Company also pays an unused line fee based on the average amount borrowed under the Credit Facility for the most recently completed month equal to 0.50% per annum of the amount unused under the Credit Facility. The unused line fee is due on the first day of each month.

The Credit Facility contains various customary affirmative and negative covenants, including prohibiting the Company from incurring indebtedness without the lender’s consent. The Credit Facility also includes a financial covenant that requires the Company to maintain a minimum fixed charge coverage ratio of 1.10 to 1.00 for the applicable measurement period, if the Company's Total Liquidity (as defined in the Credit Facility) is less than $5.0 million. The Company was in compliance with all applicable covenants at September 30, 2022.

The Credit Facility also includes customary events of default, including events of default relating to non-payment of amounts due under the Credit Facility, material inaccuracy of representations and warranties, violation of covenants, bankruptcy and insolvency, failure to comply with health care laws, violation of certain of the Company’s existing agreements, and the occurrence of a change of control. Under the Credit Facility, if an event of default occurs, the lender will have the right to terminate the commitments and accelerate the maturity of any loans outstanding.

4. INVENTORIES

Inventories consisted of:

	September 30, 2022	December 31, 2021
	(In thousands)
Finished goods	$ 58,015	$ 49,405
Work in process	19,777	17,644
Raw materials	6,201	5,250
	$ 83,993	$ 72,299

5. PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are stated at historical cost less accumulated depreciation and amortization and any impairment charges. The Company provides for depreciation using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the lesser of the lease term or the useful life. The cost of major additions and improvements is capitalized, while maintenance and repair costs that do not improve or extend the lives of the respective assets are charged to operations as incurred. The cost of computer software obtained for internal use is accounted for in accordance with FASB Accounting Standards Codification, Internal-Use Software (Subtopic 350-40).

The cost of purchased spinal instruments that the Company consigns to hospitals and independent sales agents to support surgeries is initially capitalized as construction in progress. The amount is then either reclassified to spinal instruments and sets, and depreciation is initiated when instruments are put together in a newly built set with spinal implants, or directly expensed for the instruments used to replace damaged instruments in an existing set. The depreciation expense and direct expense for replacement instruments are recorded in selling and marketing expense.

Property, plant and equipment balances and corresponding useful lives were as follows:

	September 30, 2022	December 31, 2021	Useful Lives
	(In thousands)
Leasehold improvements	$ 6,641	$ 6,501	Shorter of lease term or useful life
Machinery and production equipment	11,004	10,408	3	-	10	years
Spinal instruments and sets	50,091	45,076	4	-	6	years
Information systems and hardware	9,834	8,186	3	-	7	years
Furniture and fixtures	2,086	2,097	3	-	5	years
Construction in progress	22,202	17,615
Total	101,858	89,883
Less accumulated depreciation and amortization	(45,498)	(42,991)
Property, plant and equipment, net	$ 56,360	$ 46,892

Depreciation and amortization expenses totaled $2.5 million and $2.2 million for the three months ended September 30, 2022 and 2021, respectively, and $7.3 million and $5.5 million for the nine months ended September 30, 2022 and 2021, respectively. The cost of purchased instruments used to replace damaged instruments in existing sets and recorded directly to instrument replacement expense totaled $1.9 million and $1.0 million for the three months ended September 30, 2022 and 2021, respectively, and $4.5 million and $2.7 million for the nine months ended September 30, 2022 and 2021, respectively.

6. IDENTIFIABLE INTANGIBLE ASSETS

Identifiable intangible assets are initially recorded at fair value at the time of acquisition, generally using an income or cost approach. The Company capitalizes costs incurred to renew or extend the term of recognized intangible assets and amortizes those costs over their expected useful lives.

The components of the Company’s identifiable intangible assets were:

	September 30, 2022
	Weighted Average Life	Cost	Accumulated Amortization	Net
	(Dollars in thousands)
Product technology	12 years	$ 65,642	$ (35,442)	$ 30,200
Customer relationships	12 years	56,830	(51,618)	$ 5,212
Trademarks/brand names	6 years	1,600	(615)	$ 985
Other intangibles	8 years	$ 162	$ (27)	$ 135
		$ 124,234	$ (87,702)	$ 36,532

	December 31, 2021
	Weighted Average Life	Cost	Accumulated Amortization	Net
	(Dollars in thousands)
Product technology	12 years	$ 65,642	$ (32,484)	$ 33,158
Customer relationships	12 years	56,830	(49,241)	7,589
Trademarks/brand names	6 years	1,600	(438)	1,162
Other intangibles	8 years	159	(12)	147
		$ 124,231	$ (82,175)	$ 42,056

Annual amortization expense (including amounts reported in cost of goods sold) is expected to be approximately $7.3 million in 2022, $6.6 million in 2023, $4.6 million in 2024, $3.3 million in 2025, and $3.3 million in 2026. For the three months ended September 30, 2022 and 2021, amortization expense totaled $1.8 million and $2.2 million, respectively, and included $1.0 million and $1.3 million, respectively, of amortization of product technology intangible assets that is presented within cost of goods sold. Amortization expense totaled $5.5 million and $4.7 million for the nine months ended September 30, 2022 and 2021, respectively, and included $3.0 million and $2.2 million, respectively, of amortization of product technology intangible assets that is presented within cost of goods sold.

7. EQUITY AND STOCK-BASED COMPENSATION

Common Stock

In April 2021, the Company entered into an Underwriting Agreement with Piper Sandler & Co., Canaccord Genuity LLC, and Stifel, Nicolaus & Company, Incorporated relating to the issuance and sale of 4,500,000 shares of the Company's common stock at a price to the public of $19.50 per share, before underwriting discounts and commissions. Under the terms of that agreement, the Company granted the underwriters an option, exercisable for 30 days, to purchase up to an additional 675,000 shares of common stock. The underwriters exercised this option and the offering closed on April 20, 2021 with the sale of 5,175,000 shares of common stock, resulting in net proceeds to the Company of approximately $95 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. The Company used a portion of the net proceeds from the offering to repay all of its then-outstanding borrowings under the Credit Facility and to finance the cash consideration of $27.5 million for the Company's acquisition of 7D Surgical.

In May 2021, the Company issued 2,991,054 shares of the Company’s common stock and 1,298,648 Exchangeable Shares in connection with Company's acquisition of 7D Surgical.

Equity Award Plans

In May 2015, the Company adopted the 2015 Incentive Award Plan, which was subsequently amended and restated with approval of the Company's stockholders. In February and March 2018, the Company's board of directors approved amendments to the plan that increased the share reserve by an aggregate of 2,726,000 shares over the then-existing share reserve thereunder, subject to stockholder approval. The Company's stockholders approved both amendments in May 2018. In April 2020, the Company's board of directors approved an amendment to the plan that, among other things, increased the share reserve by an aggregate of 3,500,000 shares over the then-existing share reserve thereunder, subject to stockholder approval. The Company's stockholders approved the amendment in June 2020 (the 2015 Incentive Award Plan, as amended and restated to date, the Restated Plan). Under the Restated Plan, the Company can grant its employees, non-employee directors and consultants incentive stock options and non-qualified stock options, restricted stock, performance stock, dividend equivalent rights, stock appreciation rights, stock payment awards and other incentive awards. The aggregate number of shares that may be issued or transferred pursuant to awards under the Restated Plan is the sum of (1) the number of shares issuable upon exercise or vesting of the equity awards issued by the Company's former parent company prior to the spin-off that were converted into the Company's equity awards under the Restated Plan as of the date of the spin-off and (2) 9,735,500 shares of the Company's common stock in respect of awards granted under the Restated Plan. As of September 30, 2022, 1,411,864 shares were available for issuance under the Restated Plan.

In August 2020, the Company adopted the 2020 Employment Inducement Incentive Award Plan (the 2020 Inducement Plan). The terms of the 2020 Inducement Plan are substantially similar to the terms of the Restated Plan with four principal exceptions: (1) incentive stock options may not be granted under the 2020 Inducement Plan; (2) there are no annual limits on awards that may be issued to an individual under the 2020 Inducement Plan; (3) awards granted under the 2020 Inducement Plan are not required to be subject to any minimum vesting period; and (4) awards may be granted under the 2020 Inducement Plan only to those individuals and in those circumstances described below. An aggregate of 2,000,000 shares are reserved under the 2020 Inducement Plan. As of September 30, 2022, 1,171,398 shares were available for issuance under the 2020 Inducement Plan.

The 2020 Inducement Plan was adopted by the Company’s board of directors without stockholder approval pursuant to Rule 5635(c)(4) of the Nasdaq Listing Rules. In accordance with Rule 5635(c)(4) of the Nasdaq Listing Rules, awards under the plan may only be made to an employee who has not previously been an employee or member of the Company's board of directors or of any board of directors of any parent or subsidiary of the Company, or following a bona fide period of non-employment by the Company or a parent or subsidiary, if he or she is granted such award in connection with his or her commencement of employment with the Company or a subsidiary and such grant is an inducement material to his or her entering into employment with the Company or such subsidiary.

Forfeiture Rate Assumptions

Stock-based compensation expense related to all equity awards includes an estimate for forfeitures. The expected forfeiture rate of all equity-based compensation is based on historical experience of pre-vesting forfeitures on awards and options by each homogeneous group of shareowners. For awards and options granted to non-executive employees, the forfeiture rate is estimated to be 10% and 9% annually for the nine months ended September 30, 2022 and 2021, respectively. There is no forfeiture rate applied to awards or options granted to non-employee directors or executive employees because their pre-vesting forfeitures are anticipated to be highly unlikely. As individual awards and options become fully vested, stock-based compensation expense is adjusted to recognize actual forfeitures.

Restricted Stock Awards and Restricted Stock Units

Restricted stock award and restricted stock unit grants to employees generally have a requisite service period of three years, and restricted stock award and restricted stock unit grants to non-employee directors generally have a requisite service period of one year. Both are subject to graded vesting. The Company expenses the fair value of restricted stock awards and restricted stock units on an accelerated basis over the vesting period or requisite service period, whichever is shorter.

No restricted stock units were granted to non-employee directors during any of the three or nine months ended September 30, 2022 or 2021. During each of the nine months ended September 30, 2022 and 2021, there were 141,575 and 65,540 shares of restricted stock awards granted to non-employee directors. There were no restricted stock awards granted to non-employee directors during each of the three months ended September 30, 2022 and 2021, respectively.

During the three and nine months ended September 30, 2022, 82,743 and 804,150 restricted stock units were granted to employees, respectively. During the three and nine months ended September 30, 2021, 10,600 and 409,385 restricted stock units were granted to employees, respectively. No restricted stock awards were granted to employees during any of the three or nine months ended September 30, 2022 or 2021.

As of September 30, 2022, there was approximately $7.9 million of unrecognized compensation expense related to the unvested portions of restricted stock awards and restricted stock units. This expense is expected to be recognized over a weighted-average period of approximately 1.2 years.

Stock Options

Stock option grants to employees generally have a requisite service period of four to five years, and stock option grants to non-employee directors generally have a requisite service period of one year. Both are subject to graded vesting. The Company records stock-based compensation expense associated with stock options on an accelerated basis over the applicable vesting period within each grant and based on their fair value at the date of grant using the Black-Scholes-Merton option pricing model. There were 143,539 and 53,850 stock options granted during the three months ended September 30, 2022 and 2021, respectively, and 680,084 and 1,131,863 stock options granted during the nine months ended September 30, 2022 and 2021, respectively. The following weighted-average assumptions were used in the calculation of fair value for options granted during the period indicated.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Expected dividend yield	—%	—%	—%	—%
Risk-free interest rate	3.2%	0.6%	2.0%	0.6%
Expected volatility	54.7%	52.3%	52.7%	51.7%
Expected term (in years)	4.3	4.3	5.1	4.9

The Company considered that it has never paid, and does not currently intend to pay, cash dividends. The risk-free interest rates are derived from the U.S. Treasury yield curve in effect on the date of grant for instruments with a remaining term similar to the expected term of the options. The expected volatility is calculated based upon the historical volatility of the Company's share prices. The expected term is calculated using the historical weighted average term of the Company’s options.

As of September 30, 2022, there was approximately $5.0 million of unrecognized compensation expense related to unvested stock options. This expense is expected to be recognized over a weighted-average period of approximately 1.4 years.

Employee Stock Purchase Plan

In May 2015, the Company adopted the SeaSpine Holdings Corporation 2015 Employee Stock Purchase Plan, which was amended in November 2018, as described below (as amended, the ESPP). Under the ESPP, eligible employees may purchase shares of the Company’s common stock through payroll deductions of up to 15% of eligible compensation during an offering period. Generally, each offering period will be for 24 months as determined by the Company's board of directors. There are four six-month purchase periods in each offering period for contributions to be made and to be converted into shares at the end of the purchase period. In no event may an employee purchase more than 2,500 shares per purchase period based on the closing price on the first trading date of an offering period or more than $25,000 worth of stock during any calendar year. The purchase price for shares to be purchased under the ESPP is 85% of the lesser of the market price of the Company's common stock on the first trading date of an offering period or on any purchase date during an offering period (June 30 or December 31).

Subject to stockholder approval, on and effective as of November 2, 2018, the Company's board of directors approved an amendment to the ESPP pursuant to which the share reserve under the ESPP would increase from 400,000 shares to 800,000 shares. The Company's stockholders approved that amendment in May 2019. In December 2020, the Company's board of directors approved the issuance of an additional 500,000 shares of common stock under the ESPP. The Company's stockholders approved that amendment in June 2021. The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the IRC). The ESPP contains a restart feature, such that if the market price of the stock at the end of any six-month purchase period is lower than the market price at the original grant date of an offering period, that offering period will terminate after that purchase date, and a new two-year offering period will commence on the January 1 or July 1 immediately following the date the original offering period terminated. This restart feature was triggered on the purchase date that occurred on December 31, 2021, such that the offering periods that commenced on January 1, 2021 and July 1, 2021 were terminated, and a new two-year offering period commenced on January 1, 2022 and will end on December 31, 2023. This restart feature was triggered again on the purchase date that occurred on June 30, 2022, such that the offering period that commenced on January 1, 2022 was terminated, and a new two-year offering period commenced on July 1, 2022 and will end on June 30, 2024. The Company applied share-based payment modification accounting to the awards that were initially valued at the grant date to determine the amount of any incremental fair value associated with the modified awards. The impact to stock-based compensation expense for modifications during the nine months ended September 30, 2022 was immaterial.

During the nine months ended September 30, 2022 and 2021, there were 200,642 and 109,178 shares of common stock purchased under the ESPP. The Company recognized $0.8 million in expense related to the ESPP for each of the nine months ended September 30, 2022 and 2021, respectively. As of September 30, 2022, 226,675 shares were available under the ESPP for future issuance.

The Company estimates the fair value of shares issued to employees under the ESPP using the Black-Scholes-Merton option-pricing model. The following weighted average assumptions were used in the calculation of fair value of shares under the ESPP at the grant date for the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Expected dividend yield	— %	— %	— %	— %
Risk-free interest rate	2.8%	0.1%	2.4%	0.1%
Expected volatility	51.3%	58.9%	52.1%	40.7%
Expected term (in years)	1.3	1.3	1.3	0.8

8. LEASES

The Company determines if an arrangement is a lease at inception. The Company's leases primarily relate to administrative, manufacturing, research, and distribution facilities and various manufacturing, office and transportation equipment. Lease assets represent the Company's right to use an underlying asset for the lease term and lease liabilities represent the obligation to make lease payments arising from the lease. Lease assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As the Company's leases do not provide an implicit rate, the Company's incremental borrowing rate is used as a discount rate, based on the information available at the commencement date, in determining the present value of lease payments. Lease assets also include the impact of any prepayments made and are reduced by impact of any lease incentives.

The Company made an accounting policy election for short-term leases, such that the Company will not recognize a lease liability or lease asset on its balance sheet for leases with a lease term of twelve months or less as of the commencement date. Rather, any short-term lease payments will be recognized as an expense on a straight-line basis over the lease term. The current period short-term lease expense reasonably reflects the Company's short-term lease commitments.

The Company made a policy election for all classifications of leases to combine lease and non-lease components and to account for them as a single lease component. Variable lease payments are excluded from the lease liability and recognized in the period in which the obligation is incurred. Additionally, lease terms may include options to extend or terminate the lease when it is reasonably certain the Company will exercise the option.

The Company’s lease portfolio only includes operating leases. As of September 30, 2022, the weighted average remaining lease term of these operating leases was 8.5 years and the weighted average discount rate was 4.6%. For the three months ended September 30, 2022 and 2021, lease expense, which represents expense from operating leases, was $0.6 million and $0.7 million, respectively. For each of the nine months ended September 30, 2022 and 2021, lease expense was $1.8 million.

A summary of the Company's remaining lease liabilities at September 30, 2022 are as follows:

Operating Leases
(In thousands)
2022	1,062
2023	2,570
2024	2,718
2025	2,787
2026	2,839
Thereafter	9,655
Total undiscounted value of lease liabilities	$ 21,631
Less: present value adjustment	(3,612)
Less: short-term leases not capitalized	(483)
Present value of lease liabilities	17,536
Less: current portion of lease liability	(2,412)
Operating lease liability, less current portion	$ 15,124

9. INCOME TAXES

The following table summarizes the Company’s effective tax rate for the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021

Reported income tax expense rate	(2.6) %	4.7%	2.1%	1.9%

The Company recorded an income tax provision for the three months ended September 30, 2022 primarily related to the change in deferred tax assets and liabilities in foreign jurisdictions, the change in US indefinite lived deferred tax liabilities, and current foreign and state income taxes. The Company recorded an income tax benefit for the nine months ended September 30, 2022 and each of the three and nine months ended September 30, 2021 primarily related to the change in deferred tax assets and liabilities in foreign jurisdictions, offset by current activity in state and foreign operations as well as the change in U.S. indefinite lived deferred tax liabilities.

In addition, for all periods presented, the pretax losses incurred by the consolidated U.S. tax group received no corresponding tax benefit because the Company concluded that it is not more-likely-than-not that the full value of any resulting deferred tax assets will be realized. The Company will continue to assess its position in future periods to determine if it is appropriate to reduce a portion of its valuation allowance.

The acquisition of 7D Surgical was treated as an asset purchase for U.S. tax purposes and a stock purchase for Canadian tax purposes in 2021. As such, the Company recorded deferred tax assets and liabilities on its Canadian tax attributes. The Company continues to use its deferred tax liabilities as a source of income against a portion of its deferred tax assets. A valuation allowance was recorded for the portion of the deferred tax assets that are not more-likely-than-not to be realized.

As part of the Tax Cuts and Jobs Act of 2017 (TCJA), beginning with the Company's 2022 tax year, the Company is required to capitalize research and development expenses, as defined under Internal Revenue Code section 174. For expenses that are incurred for research and development in the U.S., the amounts will be amortized over 5 years, and expenses that are incurred for research and experimentation outside the U.S. will be amortized over 15 years. This provision is not expected to have a significant impact to the consolidated financial statements.

10. COMMITMENTS AND CONTINGENCIES

In consideration for certain technology, manufacturing, distribution, and selling rights and licenses granted to the Company, the Company agreed to pay royalties on sales of certain products sold by the Company. Except for the royalties paid to N.L.T. Spine Ltd. (NLT), the royalties the Company paid are included as a component of cost of goods sold in the consolidated statements of operations.

The Company is subject to various legal proceedings in the ordinary course of its business with respect to its products, its current or former employees, and its commercial relationships, some of which have been settled by the Company. In the opinion of management, such proceedings are either adequately covered by insurance or otherwise indemnified, or are not expected, individually or in the aggregate, to result in a material adverse effect on the Company's financial condition. However, it is possible that the Company's results of operations, financial position and cash flows in a particular period could be materially affected by these contingencies.

The Company accrues for loss contingencies when it is deemed probable that a loss has been incurred and that loss is estimable. The amounts accrued are based on the full amount of the estimated loss before considering insurance proceeds, and do not include an estimate for legal fees expected to be incurred in connection with the loss contingency. While uncertainty exists, the Company does not believe there are any pending legal proceedings that would have a material impact on the Company’s financial position, cash flows or results of operations.

See Note 12. Subsequent Events for further discussion of commitments related to the proposed merger with Orthofix.

11. SEGMENT AND GEOGRAPHIC INFORMATION

Segment Reporting

Management assessed its segment reporting based on how it internally manages and reports the results of its business to its chief operating decision maker. Management reviews financial results, manages the business and allocates resources on an aggregate basis. Therefore, financial results are reported in a single operating segment: the development, manufacturing and marketing of orthobiologics, spinal implants and enabling technologies. The Company reports revenue in two product categories: (1) orthobiologics and (2) spinal implants and enabling technologies. Orthobiologics products consist of a broad range of advanced and traditional bone graft substitutes designed to improve bone fusion rates following a wide range of orthopedic surgeries, including spine, hip, and extremities procedures. The spinal implants and enabling technologies portfolio consists of an extensive line of products and image-guided surgical solutions to facilitate spinal fusion in degenerative, minimally invasive surgery (MIS), and complex spinal deformity procedures. The Company attributes revenues to geographic areas based on the location of the customer.

The following table disaggregates revenue by major sales channel for each of the periods presented (in thousands):

	Three Months Ended September 30, 2022			Nine Months Ended September 30, 2022
	United States	International	Total	United States	International	Total
Orthobiologics	$ 23,754	$ 1,917	$ 25,671	$ 69,595	$ 6,581	$ 76,176
Spinal Implants and Enabling Technologies	27,381	14,095	41,476	76,533	21,449	97,982
Total revenue, net	$ 51,135	$ 16,012	$ 67,147	$ 146,128	$ 28,030	$ 174,158

	Three Months Ended September 30, 2021			Nine Months Ended September 30, 2021
	United States	International	Total	United States	International	Total
Orthobiologics	$ 20,145	$ 2,083	$ 22,228	$ 60,389	$ 6,898	$ 67,287
Spinal Implants and Enabling Technologies	21,082	3,135	24,217	60,877	7,698	68,575
Total revenue, net	$ 41,227	$ 5,218	$ 46,445	$ 121,266	$ 14,596	$ 135,862

12. SUBSEQUENT EVENTS

On October 10, 2022, SeaSpine entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Orthofix and Orca Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Orthofix (“Merger Sub”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into SeaSpine (the “Merger”), with SeaSpine continuing as the surviving company and a wholly-owned subsidiary of Orthofix following the transaction.

Subject to the terms and conditions of the Merger Agreement, at the effective time and as a result of the Merger, each share of common stock of SeaSpine issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive 0.4163 shares of common stock of Orthofix. In addition, at the effective time and as a result of the Merger, Orthofix will assume SeaSpine’s existing equity incentive plans in connection with the Merger, and outstanding SeaSpine equity awards will be automatically converted into Orthofix equity awards (on the same vesting schedule and other terms and conditions as existed prior to such conversion). The conversion of such equity awards will occur at the same exchange ratio as applies to SeaSpine common stock in the Merger, and the exercise price of converted SeaSpine stock options will also be correspondingly adjusted.

Upon completion of the Merger, Orthofix stockholders will own approximately 56.5% of the combined company on a fully diluted basis and SeaSpine stockholders will own approximately 43.5%.

Pursuant to the terms of the Merger Agreement, as of the effective time of the Merger, the board of directors of the combined company will consist of 9 individuals, including five individuals who are nominees of the board of directors of Orthofix (the “Orthofix Directors”) immediately prior to the effective time and four individuals who are nominees of the board of directors of SeaSpine immediately prior to the effective time. The Merger Agreement contemplates that Jon Serbousek will serve as Executive Chairman of the board of directors of the combined company, and Keith Valentine, SeaSpine’s current President and Chief Executive Officer and a member of the SeaSpine board of directors, will serve as President and Chief Executive Officer of the combined company and as a member of its board of directors.

Orthofix has agreed to take action necessary to list the Orthofix shares of common stock to be issued in connection with the Merger on the NASDAQ Global Select Market.

Each party’s obligation to implement the Merger is subject to certain customary conditions, including (i) the approval by Orthofix stockholders of the issuance of shares of Orthofix common stock in connection with the Merger; (ii) the adoption of the Merger Agreement by SeaSpine stockholders holding a majority of the outstanding shares of SeaSpine’s common stock; (iii) all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 having expired or been terminated and all mandatory waiting periods or required consents under any other applicable antitrust or competition laws having expired or been obtained; (iv) no law having been enacted or order issued that remains in effect and has the effect of enjoining or otherwise prohibiting the consummation of the Merger; (v) the truth and accuracy of the other party’s representations and warranties in the Merger Agreement, generally subject to a Material Adverse Effect (as defined in the Merger Agreement) standard; (vi) no Material Adverse Effect of the other party having occurred since the date of the Merger Agreement; and (vii) the performance in all material respects by the other party of all of its covenants and agreements under the Merger Agreement.

Each of Orthofix and SeaSpine have made customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants that (i) each party will conduct its business in all material respects in the ordinary course consistent with past practice during the interim period between the execution of the Merger Agreement and the consummation of the Merger; (ii) each party will not engage in certain kinds of transactions or take certain actions during such period; (iii) each party will convene and hold a meeting of its stockholders for the purpose of considering the adoption of the Merger Agreement, in the case of SeaSpine, and for the purpose of approving the issuance of shares of Orthofix common stock in connection with the Merger, in the case of Orthofix; and (iv) the respective boards of directors will recommend, subject to certain exceptions, that, its stockholders adopt the Merger Agreement, in the case of SeaSpine, and its stockholders approve the issuance of shares of Orthofix common stock in connection with the Merger, in the case of Orthofix.

Each party also has agreed not to (i) take certain actions to solicit proposals relating to alternative business combination transactions or (ii) subject to certain exceptions, including the receipt of a Superior Proposal (as such term is defined in the Merger Agreement), enter into discussions or an agreement concerning or provide confidential information in connection with any proposals for alternative business combination transactions.

The Merger Agreement may be terminated by mutual written consent of Orthofix and SeaSpine. The Merger Agreement also contains certain termination rights, including, among others, the right of either party to terminate if (i) the Merger shall not have become effective by the date that is five (5) months following the date of the Merger Agreement (the “Termination Date”), subject to certain conditions, provided that the Termination Date may be extended by either party to the date that is eight (8) months following the date of the Merger Agreement if all conditions to consummate the Merger have been satisfied other than the condition requiring antitrust approvals are not received by the initial Termination Date; (ii) the Orthofix and/or SeaSpine stockholder approvals are not obtained; (iii) the other party breaches its representations and covenants and such breach would result in the closing conditions not being satisfied; or (iv) a governmental body shall have issued any final and non-appealable order or any applicable law shall have been enacted that has the effect of enjoining or otherwise prohibiting the Merger.

The Merger Agreement also provides that Orthofix must pay SeaSpine a termination fee of $13,744,149 plus expenses not to exceed $2 million if the Merger Agreement is terminated because (a) the Orthofix board of directors or committee thereof (i) makes an Orthofix Adverse Recommendation Change (as defined in the Merger Agreement), (ii) does not include its recommendation in the Joint Proxy Statement (as defined in the Merger Agreement), or (iii) publicly proposes to take any actions in clauses (i) and (ii); (b) Orthofix materially breaches the non-solicitation provisions of the Merger Agreement; or (c) Orthofix enters into a definitive agreement with respect to a Superior Proposal (as defined in the Merger Agreement) prior to obtaining the requisite Orthofix stockholder approval, and while in compliance with the non-solicitation provisions of the Merger Agreement.

The Merger Agreement provides that SeaSpine must pay Orthofix a termination fee of $10,582,995 plus expenses not to exceed $2 million if the Merger Agreement is terminated because (a) the SeaSpine board of directors or committee thereof (i) makes a SeaSpine Adverse Recommendation Change (as defined in the Merger Agreement), (ii) does not include its recommendation in the Joint Proxy Statement (as defined in the Merger Agreement), or (iii) publicly proposes to take any actions in clauses (i) and (ii), (b) SeaSpine materially breaches the non-solicitation provisions of the Merger Agreement, or (c) SeaSpine enters into a definitive agreement with respect to a Superior Proposal (as defined in the Merger Agreement) prior to obtaining the requisite SeaSpine stockholder approval, and while in compliance with the non-solicitation provisions of the Merger Agreement.

This summary of the principal terms of the Merger Agreement are intended to provide information regarding the terms of the Merger Agreement and are not intended to modify or supplement any factual disclosures about Orthofix in its public reports filed with the United States Securities and Exchange Commission (“SEC”). In particular, the Merger Agreement and related summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to Orthofix.

The Merger Agreement includes customary representations, warranties and covenants of Orthofix, Merger Sub and SeaSpine made solely for the benefit of the parties to the Merger Agreement. The assertions embodied in those representations and warranties were made solely for purposes of the contract among Orthofix, Merger Sub and SeaSpine and may be subject to important qualifications and limitations agreed to by Orthofix, Merger Sub and SeaSpine in connection with the negotiated terms. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to Orthofix’s SEC filings or may have been used for purposes of allocating risk among Orthofix, Merger Sub and SeaSpine rather than establishing matters as facts. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts of Orthofix, Merger Sub and SeaSpine or any of the respective subsidiaries or affiliates.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is filed as Exhibit 2.1 to the registrant's current report on Form 8-K filed on October 11, 2022 and incorporated herein by reference.